Exhibit 10.22

March 2, 2012

J. Kevin Buchi

202 Bridle Path Drive
Newark, DE 19711

Dear Kevin,

Stemline Therapeutics, Inc. (the “Company”) is pleased to extend this offer to you to become a member of the Company’s Board of Directors (the “Board”).  This letter contains our complete offer of appointment to the Board.

1.            Commitments.

(a)           Meetings; Availability.  The Company expects to hold approximately five scheduled Board meetings annually.  Special circumstances may require additional meetings.  For Board meetings, physical presence and participation is considered to be very important, although we understand that at times conflicts may require you to participate in meetings by telephone.  In addition, we expect that you will review written materials we provide to you and be available as a resource to the Company as needed.

(b)           Terms of Service; Duties.  Your service as a Director will be in accordance with the Company’s Certificate of Incorporation and Bylaws.  Additionally, you will be subject to the customary obligations of a director of a Delaware corporation, including the duties of candor, care and loyalty and obligations of confidentiality regarding information that belongs to the Company or that you obtain from the Company.

2.             Compensation.

(a)           Annual Cash Retainer.  After the closing of the Company’s initial public offering (the “IPO”), and for each year thereafter for so long as you serve as a Director of the Company, you will receive an annual cash retainer of $30,000, payable in quarterly installments on the last day of each three-month period thereafter.

(b)           Committee Fees.  After the closing of the IPO, you will be compensated for service on the Board as follows:

(i)            if you serve as a member of the audit committee, an annual fee of $7,500 ($15,000 for the chair);

(ii)           if you serve as a member of the compensation committee, an annual fee of $5,000 ($10,000 for the chair); and

(iii)          if you serve as a member of the nominating and corporate governance committee, an annual fee of $3,750 ($7,500 for the chair).

(c)           Equity.  Subject to Board approval, you will receive the following restricted stock awards (each an “Award” and collectively, the “Awards”) of the Company’s Common Stock:

(i)            an initial 2,938 shares upon your appointment to the Board, which Award is equal to 0.1% of the Company’s fully diluted equity as of your appointment date;

(ii)           an additional 1,469 shares in recognition of your appointment as the first director to join the expanded Board, which Award is equal to 0.05% of the Company’s fully diluted equity as of your appointment date; and

(iii)          an additional 2,938 shares in recognition of your appointment prior to the Company’s initial filing on Form S-1 with the Securities and Exchange Commission, which Award is equal to 0.1% of the Company’s fully diluted equity as of your appointment date

The Awards will be made under the Company’s Amended and Restated 2004 Employee, Director and Consultant Stock Plan (the “Plan”) at no cost to you, will be documented using the Company’s standard form of equity award agreement and will be subject to equitable adjustment as set forth in the Plan, including with respect to any stock splits.  You will be responsible for filing a Section 83(b) election or paying taxes on the fair market value of the shares as they vest to you.  The Awards will vest as follows, provided you serve as a Director of the Company continuously through the applicable vesting date:

(i)            25% of each Award will vest on each of the first, second and third anniversaries of your appointment to the Board; and

(ii)           the remaining 25% of each Award will vest immediately prior to the closing of the IPO.

As an alternative to the restricted stock Awards, if you prefer non-qualified stock options (“NSOs”), the Company will grant to you an equivalent number of NSOs, which shall be subject to the terms and conditions set forth above.

3.             Compensation Program. It is the Company’s intention to maintain a Board compensation program, including an annual stock option or restricted stock grant for continuing service on our board of directors, that is competitive within, and consistent with, the Company’s industry and market capitalization.  Accordingly, it is understood that after the closing of the IPO, and on an ongoing basis thereafter, the Board will review in good faith the total compensation described in Section 2, and may modify such terms and conditions as determined by the Board in its sole discretion.

4.             Expense Reimbursement.  You will receive reimbursement from the Company for expenses that you reasonably incur in connection with your duties as a Director in accordance with the Company’s normal policies with respect to expense reimbursement.

To accept this offer and as a condition of your appointment to the Board, we ask that you please sign and return this letter as soon as possible, but no later than the close of business on March 9, 2012.  A second copy of this letter is enclosed for your records.

We are very enthusiastic about your joining the Company’s Board, and we look forward to a mutually rewarding working relationship.

Sincerely,

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, MD
Name:	Ivan Bergstein, MD
Title:	Chairman, President and Chief Executive Officer

Accepted and Agreed:	Date:

/s/ J. Kevin Buchi	March 9, 2012
Kevin Buchi